Exhibit 10.1
CARBONITE, INC.
EXECUTIVE SEVERANCE PLAN

(Effective Date February 2, 2016)

1.     Purpose

Carbonite, Inc. (the “Company”) considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Sale Event (as defined in Section 3(c) hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Committee has determined that this Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of certain key members of management who are designated as participants by the Committee, in its sole discretion, to participate in the Plan (each, a “Covered Executive,” and collectively, the “Covered Executives”). Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Covered Executive and the Company or any of its subsidiaries (“Subsidiaries”), the Covered Executive shall not have any right to be retained in the employ of the Company or any of its Subsidiaries. This Plan is intended to provide benefits to a group of employees of the Company and its Subsidiaries that constitutes a “select group of management or highly compensated employees” within the meaning of Department of Labor Regulation §2520.104-24.
2.     Eligibility Requirements

A Covered Executive is eligible for benefits under this Plan if he or she meets the following requirements:

(a)    The Covered Executive must have completed at least one year of continuous service, based on the Covered Executives’ most recent hire date;

(b)     The Covered Executives’ Terminating Event must be on or after the effective date of this Plan; and

(c)     The Covered Executive must execute (and not revoke) a release and waiver acceptable to the Company (the “Release”).

3.     Termination Event

A “Terminating Event” shall mean the termination of employment of a Covered Executive in connection with any of the events provided in Section 3(a) or 3(b) below.

(a)    Termination by the Company. Termination by the Company of a Covered Executives’ employment for any reason other than for (i) Cause (as defined below) or (ii) the death or disability (as determined by the Committee under the Company’s or any applicable Subsidiary’s then existing long-term disability coverage) of such Covered Executive.

For purposes of this Plan, the term “Cause” shall mean dismissal by the Company of the Covered Executive as a result of (i) the commission of any act by the Covered Executive constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law); (ii) the Covered Executive engaging in any other act of fraud, intentional misrepresentation, moral turpitude, illegality or harassment; (iii) unauthorized use or disclosure by a Covered Executive of any proprietary information or trade secrets of the Company or any other party to whom the Covered Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; (iv) the repeated failure by the Covered Executive to follow the directives of the chief executive officer of the Company or the Board; or (v) any material misconduct, violation of the Company’s policies, or willful and deliberate non-performance of duty by the Covered Executive in connection with the business affairs of the Company.

(b)    Termination by the Covered Executive for Good Reason. Termination by a Covered Executive of his or her employment with the Company and its Subsidiaries for Good Reason, occurring within 12 months following a Sale Event (as defined herein).

For purposes of this Plan, the term “Good Reason” shall mean that the Covered Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events: (i) a material diminution in the Covered Executive’s responsibilities, authority or duties; (ii) a material diminution in the Covered Executive’s base salary, except for across-the-board salary reductions similarly affecting similarly situated employees of the Company; (iii) a relocation of more than 50 miles of the office at which the Covered Executive provides services to the Company, or (iv) any failure by the Company to obtain the written assumption of this Plan by any successor to the Company. Notwithstanding the terms of any employment or similar agreement with the Company to which the Covered Executive is a party that contains a different definition of “good reason” (or other similar term), this definition shall be applicable to the Covered Executive for purposes of this Plan and not such other definition. “Good Reason Process” means that (A) the Covered Executive reasonably determines in good faith that a Good Reason condition has occurred; (B) the Covered Executive notifies the Administrator in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) the Covered Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Covered Executive terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(c)    Sale Event. For purposes of this Plan, a “Sale Event” shall mean any of the following events: (i) consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s and its Subsidiaries’ assets on a consolidated basis to an unrelated person or entity; or (iii) the sale, exchange or transfer by the Company’s stockholders of voting control, in a single transaction or series of related transactions, other than as a result of (A) an acquisition of securities directly from the Company or (B) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50 percent or more of the combined voting power of such voting securities.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(b) solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company and its Subsidiaries, rather than continuing as an employee of the Company or its Subsidiary following a Sale Event.

4.     Termination Benefits

(a)     Except as provided in Section 4(c) below, in the event of a Terminating Event pursuant to Section 3(a), with respect to such Covered Executive:

(i)     the Company shall pay to the Covered Executive an amount equal to half of the Covered Executives’ annual base salary in effect immediately prior to the Terminating Event, payable in cash, in one lump-sum payment within sixty (60) days following the Date of Termination (as defined in Section 10(b) below); and

(ii)     in the event that the Covered Executive timely elects to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay, on a monthly basis, the Company’s portion of the Covered Executives’ monthly premium payments for each such coverage elected by the Covered Executive for the Covered Executive and his or her eligible dependents, if applicable, until the earliest of the following dates to occur with respect to each such elected coverage: (A) the six month anniversary of the Date of Termination; (B) the date upon which the Covered Executive becomes covered under a comparable group plan for such applicable coverage; or (C) the date upon which the Covered Executive ceases to be eligible for COBRA continuation for such applicable coverage.

(b)     Except as provided in Section 4(c) below, in the event that a Terminating Event occurs within 12 months after a Sale Event with respect to such Covered Executive:

(i)     the Company shall pay to the Covered Executive an amount equal to the sum of (A) the Covered Executives’ annual base salary in effect immediately prior to the Terminating Event (or the Covered Executives’ annual base salary in effect immediately prior to the Sale Event, if higher) and (B) the Covered Executives’ total target bonus as if it had been achieved at 100% for the fiscal year in which the Sale Event occurred, payable in cash, in one lump sum payment within sixty (60) days following the Date of Termination; and

(ii)     in the event that the Covered Executive timely elects to continue health, vision and/or dental coverage pursuant to COBRA, the Company will pay, on a monthly basis, the Company’s portion of the Covered Executives’ monthly premium payments for each such coverage elected by the Covered Executive for the Covered Executive and his or her eligible dependents, if applicable, until the earliest of the following dates to occur with respect to each such elected coverage: (A) the eighteen month anniversary of the Date of Termination; (B) the date upon which the Covered Executive becomes covered under a comparable group plan for such applicable coverage; or (C) the date upon which the Covered Executive ceases to be eligible for COBRA continuation for such applicable coverage.

(c)     Notwithstanding the foregoing, in the event that any Covered Executive is a party to any Employment Agreement on the date the Covered Executive commences participation under this Plan that would also provide for severance payments or benefits upon a Terminating Event, then the Covered Executive shall be entitled to receive either (i) the payments and benefits described in Section 4(a) or 4(b), above, or (ii) such severance payments and benefits described in the Covered Executives’ Employment Agreement, whichever amount is greater in the aggregate, and subject to Section 8 of the Plan. In consideration of the opportunity to receive any payment or benefit under this Plan and as a condition of a Covered Executives’ participation hereunder, any such Employment Agreement shall be deemed amended (and any payments or benefits shall be deemed to be waived by the Covered Executive) to the extent necessary to effect the provisions of this Section 4(c).

5.     Release and General Rules

To be eligible to receive the separation pay and benefits pursuant to Section 4 under this Plan, a Covered Executive must:

(a)    Within the period specified in the release (which shall not exceed forty-five (45) days following the Date of Termination), return to the Company a Release waiving any and all claims the Covered Executive may have against the Company and its Subsidiaries and their affiliates, including but not limited to any notice or payments to which Covered Executive might otherwise be entitled under any applicable law. The Release must be voluntarily executed by the Covered Executive, and the Covered Executive must not revoke such Release within any applicable revocation period that may be required by law from time to time. Termination Benefits will not begin until, at the earliest, the day after the last day on which the Covered Executive may revoke the signed Release submitted to the Company, and

(b)    Upon termination, return all Company property that is in the Covered Executives’ possession, custody or control. Company property includes, but is not limited to, all keys, credit cards, computers, and other items or equipment provided to the Employee for use during employment, together with all written and recorded materials, documents, computer discs or memory cards, plans, records, notes, files, drawings or papers, and any copies thereof, relating to the affairs of the Company and its Subsidiaries and their affiliates, including in particular all notes and records relating to customers of Company.

6.    Additional Limitations

Unless otherwise provided in an Employment Agreement, in the event that that any payment or distribution by the Company or any of its Subsidiaries or their affiliates to or for the benefit of the Covered Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (all such payments and benefits, including the payments and benefits payable to the Covered Executive pursuant to Section 4 hereof (“Termination Benefits”)) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 6 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Covered Executive’s Termination Benefits shall be either (i) provided to the Covered Executive in full, or (b) provided to Covered Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Covered Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax and the Covered Executive shall have no right to Termination Benefits in excess of the amount so determined. Any determination required under this Section 6 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, the Termination Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 6.

7.    Administration Of Plan; Claims Procedures

(a) General. Except as specifically provided herein, the Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Committee shall be the “Administrator” and a “named fiduciary” under the Plan for purposes of ERISA.

(b)    Interpretations and Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Plan in regard to all questions of eligibility, the status and rights of Covered Executives, and the manner, time and amount of any payment under the Plan. The Committee or its representative shall decide any issues arising under this Plan, and the decision of the Committee shall be binding and conclusive on the Covered Executives and the Company. Any variations from the Plan may be made only by the Committee in its sole discretion.

(c)    Filing a Claim. It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Covered Executive (the “Claimant”) feels he or she has been improperly denied severance benefits, any claim for payment of severance benefits shall be signed, dated and submitted to the Chief Financial Officer, as set forth in Section 15. The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.

(d)    Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

(e)    Right to Appeal. If a claim for payment of severance benefits made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial.

The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.

(f)    Review of Appeal. In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).

(g)    Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Committee’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Committee under this Section 7 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).8.

8.    Section 409A

(a)    The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the date of the Covered Executive’s termination of employment, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Covered Executive’s termination of employment and do not exceed the lesser of two times the Covered Executive’s annual rate of pay in the year prior to his or her termination or two times the limit under Section 401(a)(17) of the Code then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Section 409A of the Code.

(b)    Notwithstanding any other provision in this Plan, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon the Covered Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if the Covered Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of the

Covered Executive’s separation from service, each such payment that is payable upon the Covered Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the six months and one day following the Covered Executive’s separation from service or (B) the date of the Covered Executive’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment. Notwithstanding anything herein to the contrary, if and to the extent that amounts payable under this Plan are deemed, for purposes of Section 409A of the Code, to be in substitution of amounts previously payable under another arrangement with respect to the Covered Executive, such payments hereunder will be made at the same time(s) and in the same form(s) as such amounts would have been payable under the other arrangement, to the extent required to comply with Section 409A of the Code.

(c)     All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by Covered Executives during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)     To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a Covered Executives’ termination of employment, then such payments or benefits shall be payable only upon such Covered Executives’ “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)    The Company makes no representation or warranty and shall have no liability to any Covered Executive or to any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.    Withholding

All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company or its Subsidiaries under applicable law.

10.    Notice and Date of Termination; Dispute Resolution; Etc.

(a)    Notice of Termination. Any purported termination of a Covered Executives employment (other than by reason of death) shall be communicated by written Notice of Termination from the Company to a Covered Executive or vice versa in accordance with this Section 10. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination, provided that in the event of a Notice of Termination due to Good Reason, if the Company cures the Good Reason condition within thirty (30) days (the “Cure Period”), Good Reason shall not be deemed to have occurred.

(b)     Date of Termination. “Date of Termination,” shall mean: (i) if a Covered Executive’s employment is terminated due to his or her death, the date of his or her death; (ii) if a Covered Executive’s employment is terminated on account of the Covered Executive’s disability or by the Company for Cause, the date on which Notice of Termination is given; (iii) if a Covered Executive’s employment is terminated by the Company without Cause, the date specified in the Notice of Termination; (iv) if a Covered Executive’s employment is terminated by such Covered Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if a Covered Executive’s employment is terminated by such Covered Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period (but in any event no later than 90 days after the initial existence of the condition constituting Good Reason) . Notwithstanding the foregoing, in the event that a Covered Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Plan.

(c)    No Mitigation. The Covered Executives are not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by a Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by a Covered Executive to the Company or its Subsidiaries, or otherwise.

(d)    Arbitration of Disputes. Any controversy or claim arising out of or relating to this Plan or the breach thereof or otherwise arising out of a Covered Executives employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with JAMS Streamlined Arbitration Rules and Procedures, or JAMS International Arbitration Rules, if the matter is deemed "international" within the meaning of that term as defined in the JAMS International Arbitration Rules. In the event that any person or entity other than a Covered Executive, the Company or its Subsidiaries may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10(d) shall be specifically enforceable. Notwithstanding the foregoing, this Section 10(d) shall not preclude the Company or its Subsidiaries or a Covered Executive from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10(d).

11.    Benefits and Burdens

This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executives death after a Terminating Event but prior to the completion by the Company of all payments and benefits due such Covered Executive under this Plan, the Company shall continue such payments and/or benefits to the Covered Executives beneficiary designated in writing to the Company prior to his or her death (or to his estate, if the Covered Executive fails to make such designation).

12.    Successor of the Company

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Plan to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Plan at or prior to the effectiveness of any succession shall be a material breach of this Plan.

13.    Enforceability

If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

14.    Waiver

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure by any person to require the performance of any term or obligation of this Plan, or the waiver by any person of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.    Notices

Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at its main office, directed to the attention of the Secretary of the Company.

16.    Effect on Other Plans

Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company or any Subsidiary’s benefit plans, programs or policies.

17.    Amendment or Termination of Plan

This Plan shall take effect on the date it is adopted by the Committee. Except as provided in Section 8(b), the Company may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment shall, without the written consent of the Covered Executives, in any material adverse way affect the rights of the Covered Executives, and no termination shall be made without the written consent of the Covered Executives.

18.    Governing Law

This Plan shall be construed under and be governed in all respects by the laws of the State of Massachusetts.